Exhibit 10.1

February 24, 2014

Mr. Brian Clegg

1500 Hornby Street, Suite 1306

Vancouver, BC V6Z 2R1

Canada

Dear Brian:

On behalf of Canadian Air-Crane Ltd. (“Canadian Air-Crane”), we are pleased to offer you the position of Vice President of Global Aerial Operations located in our Delta (Vancouver) B.C. office. In this capacity, you will report directly to Udo Rieder, President and CEO. Note that this offer is contingent upon receiving satisfactory background verification and pre-employment drug screen. The details of this offer are described below:

1.	Starting base salary of CDN $20,416.67 per month which is equivalent to CDN $245,000.00 annually.

2.	A targeted start date of no later than Monday, February 24, 2014.

3.	Unless terminated earlier as a result of your relocation, or for just cause, the term of your employment shall commence on February 26, 2014 (or earlier by mutual agreement) and shall expire on December 31, 2014. The term may be extended upon the mutual written agreement of both parties.

4.	Within 30 days of the effective date of a valid U.S. I-129 Petition For Nonimmigrant Worker authorizing your employment in the U.S. during the term of this agreement, your employment with Canadian Air-Crane will end and you will be transferred to Erickson Air-Crane, Inc. (“Erickson”), our U.S. parent company located in Portland, Oregon U.S.A. Your base salary with Erickson in the U.S. will be USD $245,000.00.

5.	Erickson anticipates obtaining an approved I-129 Petition authorizing your employment in the U.S. effective October 1, 2014.

6.	You agree to relocate to the Portland area and commence employment with Erickson within 30 days of the effective date of a valid I-129 Petition authorizing your employment with Erickson in the U.S.

7.	You will be eligible to receive a hiring bonus of up to CDN $30,000.00 which shall be paid after thirty (30) days from the start of employment. In the event you are relocated to employment with Erickson in Portland, you will receive a second hiring bonus of CDN $30,000.00 after thirty (30) days from the start of employment with Erickson.

8.	You will be eligible to participate in the Erickson annual Incentive Bonus Program with a targeted annual bonus equivalent to 40% of your annual base salary. The actual payout of the bonus is based on company and individual performance against performance objectives as set by the company. Bonus payout may range up to 60% of base salary if performance reaches 150% against objectives.

9.	You will be eligible to participate in Erickson’s long-term incentive program at such time that you become an employee of Erickson. Traditionally the amount of long-term incentive has a value of approximately 40% of base compensation and the range of vesting is one to five years depending on the grant. All grants are subject to approval of the Erickson Board of Directors.

10.	Your employment benefits are those provided to employees of Canadian Air-Crane, as described in Schedule “A” attached to this letter. Upon commencing employment in the U.S. with Erickson, you would be eligible for its U.S. employee benefit programs.

11.	Canadian Air-Crane and/or Erickson will bear the costs associated with applying for a U.S. Work Authorization for you. Your assistance in providing information and data for the application will be needed. Should you have employment in 2014 or 2015 with both Canadian Air-Crane and Erickson, Erickson will provide reimbursement for tax preparation needed in both countries.

12.	Included in an offer of employment with Erickson will be an offer of relocation assistance to the Portland area. Typical relocation benefits will include: a house-hunting trip of up to 5 days; moving costs for typical household belongings up to 10,000 lbs. with up to 30 days storage; transportation costs from Vancouver B.C. to Portland Oregon; and temporary living expenses for up to 30 days. While some relocation expenses can be direct billed, others will be reimbursed upon submitting documentation of payment. Please note that some elements of relocation assistance are taxable income under Federal and State laws. Payment of these taxes will be your responsibility.

13.	Your employment may be terminated by Canadian Air-Crane for just cause, with or without prior notice.

I would be pleased to answer any questions you may have regarding this offer. I can be reached at (503) 706-2379. We look forward to your acceptance of our offer which is valid until February 21, 2014. We wish you success in your position and look forward to your future contributions.

Very truly yours,

Glenn Splieth
Vice President of Global Human Resources
Canadian Air-Crane Ltd.

I accept the employment offer under the terms set forth above:

Signature:	/s/ Brian Clegg	Date:	February 26, 2014
Brian Clegg

Schedule A

•	PROVINCIAL MEDICAL PLAN

•	EXTENDED HEALTH

•	DENTAL (100% Basic, 50% Major and 50% orthodontic)

•	LIFE INSURANCE – 2 times annual basic earnings to a non-evidence maximum of $150,000 (If an employee becomes eligible for coverage in excess of this maximum for extra life insurance and AD&D coverage, the insurer requires that a Declaration of Health Form be completed before approving the increased benefit.)

•	WAGE INDEMNITY

•	LONG-TERM DISABILITY

•	AD&D

•	EMPLOYEE AND FAMILY ASSISTANCE PROGRAM

•	COMPANY GROUP RRSP – 2.5% of gross earnings

•	PAID VACATION – 5 weeks per year, pro-rated